Slide 1

In my remarks this morning I will summarize Chesapeake's 2002 financial performance and review our operational improvements. I intend to discuss our key growth initiatives and introduce several innovative packaging solutions we developed in 2002. I will also review our outlook for 2003 and conclude with Chesapeake's first-quarter results.

Slide 2

Financial Highlights 2002

- Net Income of $21.9 million or $1.44 per share
- EPS from continuing operations increased to $1.35 per share
- Sales increased to $822 million

2

Overall, I am pleased with Chesapeake's financial results for 2002. We reported net income of $21.9 million, or $1.44 per share, which was on the high end of the guidance we provided in September 2002.

During the past few years, we have had a significant amount of asset sales that sometimes makes our actual operating results difficult to understand. Stripping away this activity resulted in earnings per share from continuing operations of $1.35 per share, up from 69 cents per share in 2001.

Sales for 2002 increased nearly 4 percent year over year to $822 million. Sales improved in each of our three business segments: Paperboard Packaging, Plastic Packaging and Land Development.

Slide 3

Paperboard Packaging 2002

- Sales up 1% to $678 million
- Pharma/Healthcare and premium branded sales increased
- Tobacco and technology sales declined
- EBIT increased slightly

3

In our largest business segment, Paperboard Packaging, we reported a solid performance despite pricing pressure and reduced volumes in several market sectors.

Paperboard Packaging sales increased 1 percent to $678 million. Improved volumes in the pharmaceutical and healthcare and premium branded sectors were offset by depressed prices in the food and household sector and lower volumes in the tobacco and technology market sectors.

Earnings before interest and taxes, or EBIT, for this segment increased slightly versus a year ago to $62.3 million. Costs for consolidating two plants in Scotland last year had a negative impact on EBIT for the segment of slightly over $5.0 million.

Slide 4

Plastic Packaging 2002

- Sales up 5%
- EBIT increased 183%
- Increased sales in African beverage market
- Solid recovery in specialty chemicals

4

Meanwhile, our Plastic Packaging segment rebounded nicely from 2001.

Sales in this segment were up 5 percent to nearly $104 million and EBIT increased 183 percent compared to 2001. Earnings increased due to stronger sales volumes, lower raw material costs, improved operational performance and the startup of two new facilities.

Increased sales to the beverage market in Africa and a strong recovery in the specialty chemicals sector contributed to Chesapeake's improved Plastic Packaging results in 2002.

Slide 5

Land Development 2002

Chesapeake

- Land sales up 96% to $40.4 million
- EBIT of $15.7 million
- 6,500 acres as of year-end 2002
- Plan to sell remaining land during next 9-15 months

5

Our Land Development segment also wrapped up a solid year with sales increasing 96 percent and EBIT of $15.7 million, up slightly over 2001 results.

At year-end 2002, Chesapeake had approximately 6,500 acres of land for sale. We intend to divest all of our remaining land holdings during the next 9-15 months as we've stated previously.

We expect our operating earnings for this segment to decline in 2003, but cash flow from this business should be consistent with previous years.

Slide 6

Sales by Segment 2002

Paperboard
82%
Land
5%
Plastic
13%

6

Here's a look at Chesapeake's 2002 sales results broken out by business segment. As you can see, Paperboard Packaging represents the largest part of our business, accounting for 82 percent of sales.

Slide 7

Sales by Sector 2002

Food & Household
19%
Tobacco
14%
Land
5%
Other
5%
Specialty Chemical
4%
Technology
2%
Premium Branded
24%
Pharma and
Healthcare
27%

7

Breaking down our 2002 results even further into end-use market sectors, this chart confirms our strategic market focus and commitment.

We've chosen to target higher-growth markets such as pharmaceutical and healthcare, which is now Chesapeake's largest sector. In fact, we supply most of the world's premier pharmaceutical and healthcare companies including GlaxoSmithKline, Boots Healthcare, Astra Zeneca, Pharmacia and Wyeth Laboratories.

Other key sectors we serve include image-oriented markets such as premium spirits, cosmetics, high-end confectionery and tobacco where value-added packaging is critical to marketing strategy and branding.

Slide 8

Operational Improvements 2002

- Gain synergies through integration
- Increase asset utilization
- Improve efficiency
- Reduce costs

8

To a large extent, 2002 was a year in which we focused our efforts inward. After a complete operational review, we identified several opportunities to streamline and strengthen Chesapeake's manufacturing network.

Our goal is to gain further synergies through integration, increase asset utilization, improve overall efficiencies and reduce costs.

Optimizing Chesapeake's operations was a top priority last year, and we made great strides on several projects.

Slide 9

Operational Improvements 2002

- Closed Congleton, England plant
- Consolidated Edinburgh, Scotland plant into East Kilbride
- Reduced corporate expenses by $7 million

9

We began by closing our food and household paperboard packaging plant in Congleton, England. Production was transferred to plants in nearby Birmingham and Newcastle. Before the move, we invested in several improvement projects at both locations.

In Scotland, we consolidated our plant in Edinburgh into our East Kilbride operation. Both plants served the premium spirits sector. We transferred most of the equipment from Edinburgh and made significant improvements to East Kilbride prior to the consolidation.

We also reduced our corporate headquarters expenses by more than $7 million in 2002.

Slide 10

Pictures of the equipment and building exterior.

In addition to those operational improvements, we also made significant progress in growing our businesses last year. We expanded our global operations by starting production at two new plants and broke ground on two more facilities.

We strengthened Chesapeake's presence in China late last year with the startup of a new plastic packaging plant shown here in Kunshan, China, approximately 28 miles from Shanghai.

Our 40,000-square foot building in Kunshan contains state-of-the-art equipment, as well as administrative offices and warehouse facilities.

We are currently producing PET preforms and bottles there in several sizes and colors, and we expect to expand that product mix in the near future.

Slide 11

Picture of customers at the plant.

Customers of the new Kunshan plant include leading multinational companies serving the pharmaceutical and healthcare, cosmetics and specialty chemicals markets.

This plant enhances Chesapeake's ability to produce value-added plastic packaging for customers requiring consistent quality, packaging integrity and just-in-time delivery. It also complements our existing joint venture operation in the same region.

Equally important, we will serve new target markets in that region and increase Chesapeake's presence in the fastest-growing economy in the world.

Slide 12

Growth Initiatives 2002

- Produces PET preforms
- Sales in African beverage market increased 45 percent
- Serves African continent and nearby islands

1

Last year we also started production at our new plastic packaging plant in Mauritius, an island republic in the indian Ocean off the coast of Africa.

The plant produces PET preforms that our major beverage customers then blow mold into PET bottles in numerous sizes for both soft drinks and mineral water.

This new operation strengthens our growing plastic packaging business and enables us to serve additional markets on the African continent and nearby islands.

Slide 13

Picture of foundation stone.

Meanwhile, we have several plant construction projects underway in Europe.

Last August we laid the foundation stone for a new plant in Delmenhorst, Germany. The facility eventually will replace our current operation five miles away in Bremen.

The new Delmenhorst plant will enable us to expand into gravure printing in addition to our current lithographic capability. Gravure printing capability is critical to ensuring customer satisfaction for the plant's major tobacco customers.

All current employees will relocate to the new facility along with the existing lithographic printing presses by the end of 2003.

Slide 14

Artist rendering of German plant.

Here's an artist rendering of a second plant we have under construction in Germany, this one in Melle, near an existing Chesapeake plant, approximately 150 miles north of Frankfurt. This plant is primarily focused on the confectionery market.

The new Melle plant will offer a full range of packaging design and pre-press services to support its state-of-the-art offset printing and cutting/creasing operations. Customers of the plant initially will include several leading European-based confectionery companies.

Slide 15

Pictures of employees.

These expansion projects and growth initiatives wouldn't be possible without satisfied customers. They rely on us to conceptualize and produce creative, value-added packaging solutions that strengthen and differentiate their brands in new and exciting ways.

We're fortunate to have some of the industry's most talented packaging engineers and graphic designers working at Chesapeake. From our primary design studio in Bradford, England to locations throughout our operations, our design teams are a major factor in our success and play a key role in customer satisfaction.

As the next couple of slides demonstrate, Chesapeake's award-winning design teams continually push the boundaries of technology and artistry to create truly original and imaginative packaging.

Slide 16

Picture of mini-booklet.

This first example is an innovative mini-booklet we introduced last year to address a significant challenge facing many of our global pharmaceutical customers. Because of new legislative requirements, they must squeeze additional product information into a limited amount of space.

Our new mini-booklet accommodates more text than is currently possible in leaflets. It's smaller that a credit card, but can contain up to 150 pages in a more reader-friendly format. We currently produce mini-booklets in ireland for Wyeth Pharmaceuticals, and we're looking to further grow this business in 2003.

Slide 17

Picture of transparent briefcase.

This innovative transparent briefcase-style gift pack for Mumm Champagne is targeted to shoppers and travelers on the go. It's completely plastic and required strong technical skills to achieve high-quality printing and foil stamping on a polypropylene surface. This package is produced at one of our Luxury Packaging plants in France.

As these examples have illustrated, 2002 was an exceptional year filled with many product development success stories.

Slide 18

Looking Ahead to 2003

Chesapeake

- Primary end-use markets remain resilient
- New operations should fuel growth
- Should benefit from operational improvements
- Pricing to remain competitive

7

Looking ahead to the remainder of 2003, I am cautiously optimistic. Our primary end-use markets such as pharmaceutical and healthcare and premium branded products remain relatively strong.

Chesapeake's new operations in Mauritius, Germany and China should provide additional growth in 2003. And, we are starting to realize the benefits from the operational improvements we initiated in 2002.

However, despite these positives, I expect pricing to remain competitive throughout 2003.

Slide 19

Financial Outlook 2003

Chesapeake

- EPS range of $1.15 to $1.45 per share
- Paperboard and Plastic Packaging EBIT to increase 8-12%
- Land Development EBIT to decline
- Free cash flow of $35 million to $45 million

8

In response to competitive pricing and difficult business conditions, we intend to control those things that are within our grasp. For example, further strengthening of our balance sheet remains a top priority.

We are committed to running our businesses efficiently and to generating free cash flow by increasing revenues, reducing costs and carefully managing our capital expenditures.

Looking ahead to 2003 results, we expect earnings per share in the range of $1.15 to $1.45. We think operating earnings in our Paperboard and Plastic Packaging segments will improve 8 to 12 percent year over year. Meanwhile, operating earnings in our land business should decline substantially as we near completion of our land divestitures.

And finally, we expect free cash flow to be in the range of $35 million to $45 million.

Slide 20

1Q03 Results

- Net income of $2.7 million
- EBIT up 33% vs. 1Q02
- Net sales up 19% vs. 1Q02
- Increased sales in key sectors
- Improved margins in most sectors
- Operational improvements contributing

9

We released our first quarter results yesterday, and I am pleased with the results.

We reported first quarter net income of $2.7 million, or 18 cents per share versus a net loss of $300,000, or two cents per share, (Loss) in 1Q02. Our earnings before interest and taxes, or EBIT, was $15.3 million, a 33 percent increase compared to a year ago. Net sales increased 19 percent to $217.5 million.

These increases primarily were due to favorable currency translation rates and increased land sales, as well as increased sales volumes and operating margins in several of our key sectors.

We are also starting to realize the benefits of our plant consolidation in Scotland completed last year, as well as other rationalization and operational improvements.

Slide 21

Global economic conditions continue to create an uncertain and competitive business environment. However, as I believe our results confirm, we are realizing the benefits of the strategy we embarked on several years ago.

We remain focused on those market sectors that provide value-added specialty packaging opportunities, as well as resiliency in demand during difficult times. We have built a solid foundation to improve our ability to deliver strong shareholder returns and to position us for future growth. We look forward to the challenges ahead.

Thank you.